EXHIBIT 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Executive Vice President & CFO

(847) 969-2700

Rob Whetstone
PondelWilkinson Inc.
(310) 279-5969

AMERICAN PHARMACEUTICAL PARTNERS’ FOUNDER ANNOUNCES APPOINTMENT OF PHARMA INDUSTRY VETERAN ALAN HELLER AS PRESIDENT AND CEO; SOON-SHIONG ASSUMES NEW ROLE AS EXECUTIVE CHAIRMAN FOCUSING EFFORTS ON STRATEGIC INITIATIVES AND PROPRIETARY NEXT–GENERATION PRODUCTS

SCHAUMBURG, IL – November 18, 2004 – Patrick Soon-Shiong, M.D., founder and Chairman of the Board of American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today announced that Alan L. Heller, formerly President of Global Renal operations at Baxter Healthcare Corporation and Executive Vice President and President of G.D. Searle (Pharmacia Company), has been appointed President and Chief Executive Officer of APP, and is expected to be elected a director of the company at its next annual meeting.

Dr. Soon-Shiong, who also is Chairman and CEO of American BioScience, Inc., APP’s largest shareholder, will assume the position of Executive Chairman of APP. He held the positions of Chairman and CEO of APP since founding the company in 1996. In his new role, Dr. Soon-Shiong will concentrate on strategic initiatives and pursue proprietary next-generation injectable pharmaceutical product opportunities to maximize the company’s broad injectable portfolio in oncology, anti-infective and critical care products, including the development of a biologic generics program.

Both management changes are effective immediately.

Addressing the appointment of Mr. Heller as CEO, Dr. Soon-Shiong stated, “The phenomenal growth of APP since its IPO in December 2001 necessitated that we augment our management team with experienced, talented executives who can help ensure our company’s continued growth. Over the past several months we have added Tony Pera as Executive Vice President, Generic Operations; Amar Singh, Vice President, Sales & Marketing,

Proprietary Business; Marge Foss as Vice President, QA & QC, and Bruce Wendel as Vice President, Corporate Development. We believe Al’s exceptional operating track record at G.D. Searle, where he was responsible for one of the industry’s most successful launches – the blockbuster proprietary product CELEBREX – eminently qualifies him to join the APP team and lead the company to exceptional levels of growth,” he said.

“Adding senior management to oversee the operations of the company is something I have suggested to the Board as the company rapidly grew,” said Dr. Soon-Shiong. “With Al assuming the operations of the company, I can now devote my energy to what I love most – pursuing next generation technologies to address unmet medical needs,” he said. “In my new role, I intend to focus in partnership with Al on the overall strategic growth of APP and on building upon ABRAXANE™, which is the first proof-of-principle of a unique nanoparticle platform leveraging the concept of biologically interactive nanoparticle systems. The company has over 50 ANDA’s in various stages of development and is poised for a transforming event with the potential approval and launch of the first protein-based nanoparticle chemotherapeutic proprietary product.”

Mr. Heller stated, “In evaluating my opportunity with APP I have found an extremely committed and talented team and a growth opportunity that I consider to be the most exciting in this industry. I am honored to join this gifted group and work to further realize the company’s vision and continue to build value for all of our shareholders. APP, under Dr. Soon-Shiong’s leadership, has developed a sound growth strategy based upon expanding its core injectable generic business, building its proprietary division, Abraxis Oncology, and augmenting these efforts with M&A opportunities that collectively should begin to establish the company’s presence on a global basis.”

Mr. Heller, 51, is a 27-year healthcare industry veteran. His most recent position was investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. At Baxter Healthcare Corporation, from 2000 to 2004, he served as Senior Vice President and President Global Renal operations, reporting to the CEO and Chairman of Baxter International, where he was responsible for global operations for the Renal and Transfusion Therapies divisions, as well as global manufacturing and the office of the Chief Scientific Officer.

Previously, Mr. Heller had an illustrious 23 year career at G.D. Searle, with a track record of operational strength and leadership. Most recently, in 2000 and subsequent to Searle’s acquisition by Pharmacia, Heller was Executive Vice President and President, Searle Operations, overseeing the Searle integration into Pharmacia and was a member of the Pharmacia Management Committee. Before that, as Co-President and Chief Operating Officer at G.D. Searle (Monsanto Company), he had responsibility for all commercial operations worldwide, including the launch of CELEBREX, a blockbuster $1 billion+ product. From 1992 to 1999, Heller was promoted to key operating roles within the organization, including President Americas and then Chief Operating Officer. Before that, from 1988 to 1992, he was General Manager, Schiapparelli Searle, a joint venture specializing in female healthcare products. From 1977 through 1987 Heller held a number of key positions in finance and sales & marketing. He earned a master of business administration degree in finance from DePaul University and a bachelor of science degree in accounting from the University of Illinois, Chicago.

About American Pharmaceutical Partners

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer with the NDA currently under review by the FDA. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the difficulty of developing certain products, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the impact of patents and other proprietary rights held by competitors and other third parties, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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